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Exhibit (a)(1)(E)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
MONOLITHIC SYSTEM TECHNOLOGY, INC.
AT
$13.50 NET PER SHARE
BY
MOUNTAIN ACQUISITION SUB, INC.,
A WHOLLY OWNED SUBSIDIARY OF
SYNOPSYS, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
  AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 16, 2004,
  UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

March 22, 2004

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase, dated March 22, 2004 (the "Offer to Purchase"), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Mountain Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation ("Synopsys"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Monolithic System Technology, Inc., a Delaware corporation ("MoSys"), for $13.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed for your consideration is a letter to the stockholders of MoSys from the President, Chief Executive Officer and Chairman of the Board of MoSys, accompanied by MoSys' Solicitation/Recommendation Statement on Schedule 14D-9.

        We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

        1.     The offer price for the Offer is $13.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms of and subject to the conditions to the Offer.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn on or prior to the Expiration Date (as defined below) Shares that, together with any shares of MoSys common stock then owned by Synopsys or any wholly owned subsidiary of Synopsys (including the Purchaser), represent a majority of the "Adjusted Outstanding Share Number," which is defined in the Merger Agreement as the sum of all shares of MoSys common stock then outstanding, plus the aggregate number of shares of MoSys common stock issuable upon the exercise of all vested options, warrants and other rights to acquire common stock of MoSys then outstanding. Certain of MoSys' directors and executive officers and an additional stockholder of MoSys have entered into stockholder agreements with Synopsys and the Purchaser pursuant to which such parties have agreed, in their respective capacities as stockholders of MoSys, to tender all of their shares of MoSys common stock to the Purchaser in the Offer, and to vote all of their shares of MoSys common stock in favor of adoption of the Merger Agreement (as defined below) and otherwise in favor of the Merger. As of March 15, 2004, the stockholders who executed stockholder agreements held in the aggregate 8,765,506 shares of MoSys common stock, which represented approximately 28.3% of the outstanding shares of MoSys common stock as of that date. The Offer is subject to certain other conditions described in Section 13 (Certain Conditions to the Offer) of the Offer to Purchase.

        4.     The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February 23, 2004 (the "Merger Agreement"), by and among Synopsys, the Purchaser and MoSys pursuant to which, following the purchase of shares of MoSys common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into MoSys (the "Merger"), with MoSys surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding Share (other than Shares owned by any stockholder of MoSys who properly exercises appraisal rights under Delaware law) will be converted into the right to receive the same purchase price paid in the Offer.

        5.     MoSys' board of directors has, at a meeting held on February 22, 2004, by unanimous vote, (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the stockholders of MoSys, (b) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, (c) declared that the Merger Agreement is advisable, and (d) resolved to recommend that the stockholders of MoSys accept the Offer and tender their Shares of MoSys common stock pursuant to the Offer and adopt the Merger Agreement. Accordingly, the board of directors of MoSys unanimously recommends that the stockholders of MoSys accept the Offer and tender their Shares of MoSys common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

        6.     The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on April 16, 2004 (the "Expiration Date"), unless the Offer is extended by the Purchaser, in which event the Offer and withdrawal rights will expire upon the expiration of the last of such extensions.

        7.     Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

        8.     Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

        Your instructions should be forwarded to us promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not properly withdrawn on or prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (a) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the

Depositary for the Offer on or prior to the Expiration Date of the Offer, (b) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (i) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an agent's message described in the Offer to Purchase, and any other required documents, must be received by the Depositary for the Offer on or prior to the Expiration Date of the Offer and (ii) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a book-entry confirmation described in the Offer to Purchase must be received by the Depositary for the Offer on or prior to the Expiration Date of the Offer or (c) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase on or prior to the Expiration Date of the Offer.

        In no event will interest be paid on the Offer Price, regardless of any extension of or amendment to the Offer.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
ALL OUTSTANDING SHARES OF COMMON STOCK
OF MONOLITHIC SYSTEM TECHNOLOGY, INC.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Mountain Acquisition Sub, Inc., dated March 22, 2004 (the "Offer to Purchase"), and the Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the "Shares"), of Monolithic System Technology, Inc., a Delaware corporation.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

_______________________________________________________________________________________________________
Number of Shares to be Tendered (1):
____________Shares
COMPLETE THE FOLLOWING:

_______________________________________________________________________________________________________ Signature(s)
_______________________________________________________________________________________________________ Please Type or Print Name(s)
_______________________________________________________________________________________________________ Please Type or Print Address(es)
_______________________________________________________________________________________________________ Please Type or Print Address(es)
_______________________________________________________________________________________________________ Area Code and Telephone Number
_______________________________________________________________________________________________________ Taxpayer Identification or Social Security No.

Dated: ________________________, 2004

(1)
Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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  Exhibit (a)(1)(E)